3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, October 23, 2012

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q3 2012 DILUTED EPS OF $0.92 AND DILUTED ADJUSTED EPS OF $0.94. SALES INCREASED 2% FOR Q3 2012.
REAFFIRMS FULL YEAR 2012 ADJUSTED DILUTED EPS OF $3.80 to $3.90.

HIGHLIGHTS:

Q3 2012 Results (all percentages are to comparable periods in 2011)

•
Q3 2012 reported sales increased 2% to $639 million. Sales grew organically by 2% with Research and Sigma-Aldrich Fine Chemicals (“SAFC”) organic sales growth of 1% and 5%, respectively. Acquisitions contributed 6% to sales growth. Changes in foreign currency exchange rates reduced otherwise reportable sales by 6%.

•
Q3 2012 reported diluted EPS was $0.92 compared to $0.95 in Q3 2011. Excluding restructuring costs, Q3 2012 adjusted diluted EPS was $0.94 compared to $0.96 in Q3 2011. Changes in foreign currency exchange rates versus the same period last year reduced adjusted Q3 2012 EPS by $0.11. Excluding this impact, adjusted EPS would have grown by 9% from the same period last year.

•	Q3 2012 had strong free cash flow generation of $122 million. YTD 2012 net cash provided by operating activities and free cash flow were $379 million and $290 million, respectively.

2012 Outlook (all percentages are compared to full year 2011 results)

•
Overall organic sales growth for the full year 2012 is expected to be about 3%, within our prior guidance of low-to-mid single digits. Research sales are expected to grow organically in the low single digits in Q4 2012. SAFC sales are expected to grow in the mid-to-high single digits in Q4 2012.

•	Acquisitions are expected to increase 2012 sales growth by approximately 6%.

•	At current rates, foreign currency exchange rate changes are expected to reduce otherwise reportable sales for the full year 2012 by approximately 3%.

•	Guidance for adjusted diluted 2012 EPS (excluding restructuring charges, one-time acquisition-related transaction costs, and any other special charges) remains unchanged at $3.80 to $3.90.

•	Net cash provided by operating activities and free cash flow is expected to exceed $525 million and $400 million, respectively, for 2012, and is the same as prior guidance.

CEO's STATEMENT:

Commenting on third quarter 2012 performance, President and CEO Rakesh Sachdev said, “We were able to deliver $0.94 adjusted EPS, which includes an $0.11 EPS headwind for unfavorable year-over-year changes in foreign currency exchange rates, while generating 2% overall organic sales growth.

While we continue to experience soft demand in our Research business, our end markets have remained relatively stable from second quarter levels. We believe our recent initiatives, including new product launches and expansion in emerging markets, have set us up for improved performance in the coming quarters.

SAFC sales were below our expectations, and a reminder that this business can fluctuate quarter to quarter. Third quarter results were impacted by the timing of a few large orders, including a large industrial cell culture media order, which slipped into the fourth quarter. Despite strong double-digit volume growth of our LED chemical precursors from our new Taiwan Hitech facility, market pricing declined more than expected. Additionally, some of our LED customers made late-quarter changes to orders as they adjusted inventory levels. We were able to mitigate some of the margin impact arising from price declines through reduced raw material prices and enhanced efficiencies.

For the fourth quarter, we expect sequential improvement in organic sales growth for SAFC. We remain positive on the end market dynamics in our Bioscience and Custom Pharma businesses. In Hitech, we expect to deliver higher sequential volume growth, despite inventory management by a few of our customers.”

Sachdev concluded, “We continue to monitor end market dynamics and are confident in our ability to enact further cost reduction actions, if necessary. Other than increased Hitech pricing and demand fluctuations, our end markets have generally remained stable since the second quarter. We were very pleased with our cash flow generation in the third quarter. We reaffirm our full-year adjusted EPS guidance of $3.80 to $3.90 and free cash flow guidance of more than $400 million. We remain fully committed to our strategic initiatives to support future growth and remain positive on the foundation that we have been building for growth in 2013 and beyond.”

Q3 2012 RESULTS:

Reported third quarter 2012 sales were $639 million and increased 2% over third quarter 2011. Excluding changes in foreign currency exchange rates, which reduced otherwise reportable sales by 6%, and acquisitions, which increased sales by 6%, third quarter 2012 organic sales growth was 2%.

Third quarter Research organic sales growth was 1%, led by strong sales of Analytical products offset by a decline in sales of Chemistry products as a result of continued Pharma consolidation.

Third quarter SAFC organic sales growth was 5%, led by double-digit growth in the Custom Pharma manufacturing business, offset by timing issues in Bioscience and late-quarter order adjustments and pricing declines in Hitech. A reconciliation of reported to adjusted (organic) sales for the Company can be found on page 10.

Adjusted operating income margin in third quarter 2012 was 25.0% of sales compared to 26.0% of sales in third quarter 2011. Adjusted operating income excludes restructuring costs in both periods.

Excluding the impact of year-over-year foreign exchange rate changes and incremental amortization expense related to new acquisitions, adjusted third quarter 2012 operating margin would have been 27.5%, an improvement of 150 basis points from the third quarter 2011. Reported and adjusted operating income includes amortization of acquisition related intangibles of $7 million, or $0.04 earnings per diluted share, in third quarter 2012 compared to $3 million, or $0.02 earnings per diluted share, in third quarter 2011. A reconciliation of reported to adjusted operating income and margin is provided on page 11.

The effective tax rate for third quarter 2012 was 27.7% compared to 25.9% in third quarter 2011 and was 30.1% for the first nine months of 2012 compared to 27.4% for the same period in 2011. The effective tax rate for full year 2012 is now expected to be approximately 30%.

Free cash flow (defined on page 9) for the first nine months of 2012 was $290 million compared to $300 million in the same time period of 2011. Free cash flow in 2012 is lower than 2011 due primarily to greater capital spending related to new facilities. A reconciliation of net cash provided by operating activities to free cash flow is provided on page 11.

Other highlights include:

•	Worldwide sales of Research products through the Company's e-commerce channels grew 4% organically in third quarter 2012.

•	Asia Pacific and Latin America continued to be the leading geographic region for sales growth with mid-single digit growth. Europe grew low-single digits, and North America was flat.

•	SAFC's booked orders for future delivery at September 30, 2012 grew 4% over the level at September 30, 2011.

•	China Novartis Institutes for BioMedical Research named the Company as a “Top 10 Strategic Partner Supplier.”

2012 OUTLOOK:

•	Organic sales growth is expected to be 3% for the full year, which is within our prior guidance range of low-to-mid single digits. Significant factors in the sales outlook include:

◦	Research Business: Research sales are expected to grow organically in the low single digits in the fourth quarter of 2012, similar to the growth achieved in the first nine months of 2012.

◦	SAFC Business: SAFC sales are expected to grow organically in the mid-to-high single digits in the fourth quarter of 2012.

◦	Changes in foreign currency exchange rates are expected to reduce otherwise reported full year 2012 sales growth by approximately 3% as compared to the prior year.

◦	Recent acquisitions, including BioReliance and Research Organics, are expected to increase sales by approximately 6%.

•	Adjusted diluted EPS forecast for 2012 (excluding any restructuring charges, one-time transaction costs associated with acquisitions, and other special charges) is reaffirmed to be $3.80 to $3.90.

◦	The effective tax rate for full year 2012 is expected to be approximately 30%.

◦	Changes in foreign currency rates since our last guidance update are estimated to be a slight positive to our prior EPS guidance. This has been offset by a lower outlook for

SAFC, resulting in no net impact to overall adjusted EPS guidance for the full year 2012.

◦
The adjusted diluted EPS outlook for 2012 includes the amortization of intangibles associated with acquisitions. This amortization is expected to reduce 2012 EPS by $0.15 as compared to a $0.07 reduction in 2011 EPS and is expected to negatively impact otherwise reportable operating margin by approximately $26 million in 2012.

•	Free cash flow for 2012 is reaffirmed and is expected to exceed $400 million.

◦	Net cash provided by operating activities is expected to exceed $525 million.

◦	Capital expenditures are expected to be approximately $125 million, unchanged from previous outlook.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the first nine months of 2012 was $379 million compared to $373 million for the same period of 2011. Capital expenditures were $89 million in the first nine months of 2012 compared to $73 million in the same period of 2011. Free cash flow of $290 million, net debt issuances of $152 million and the partial use of cash on hand for the first nine months of 2012 were used to fund acquisitions of $389 million and return $172 million to shareholders through share repurchases and dividends. The Company's debt to capital ratio was 22% at September 30, 2012 and 19% at December 31, 2011.
Share Repurchases: In third quarter 2012, the Company repurchased 0.7 million shares for $49 million. There were 120 million basic shares outstanding at September 30, 2012. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Cautionary Statement: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements can be identified by words such as: “believes,” “can,” “expect,” “likely,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future sales, earnings, return on equity, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) global economic conditions, particularly the uncertainties in the Eurozone arising from the sovereign debt crisis and other factors affecting the creditworthiness of our Eurozone customers; (2) changes in pricing and the competitive environment and the global demand for the Company's products; (3) fluctuations in foreign currency exchange rates; (4) changes in research funding and the success of research and development activities; (5) failure of planned sales initiatives in our Research and SAFC business units; (6) dependence on uninterrupted manufacturing operations and a global supply chain; (7) changes in the regulatory environment in which the Company operates; (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10 - Income Taxes, to the Company's consolidated financial statements included in Item 8, Part II of the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (the “10-K”); (9) exposure to litigation including product liability claims; (10) the ability to maintain adequate quality standards; (11) reliance on third party package delivery services; (12) an unanticipated increase in interest rates; (13) other changes in the business environment in which the Company operates; (14) the outcome of the outstanding matters described in Note 11 - Contingent Liabilities and Commitments, to the Company's consolidated financial statements included in Item 8, Part II of the 10-K; and (15) acquisitions or divestitures of businesses. A further discussion of the Company's risk factors can be found in Item 1A of Part I of the 10-K.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 38 countries and has approximately 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website, at www.sigma-aldrich.com.
Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with measures presented by other companies inside or outside of the Company's industry. Whenever the Company uses non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 10 and 11 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company's performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2012 to applicable exchange rates. Any significant changes in foreign currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income and EPS; adjusted operating income margin (reconciled on page 11); and free cash flow (defined on page 9). Due to the uncertain timing of future restructuring and other special charges we are unable to include these charges in the 2012 diluted adjusted EPS forecast or provide reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$639	$626	$1,968	$1,895
Cost of products and services sold	315	293	949	895
Gross profit	324	333	1,019	1,000
Selling, general and administrative expenses	147	152	458	451
Research and development expenses	17	18	53	54
Restructuring costs	4	3	8	8
Acquisition transaction costs	—	—	5	—
Operating income	156	160	495	487
Interest, net	1	2	3	6
Income before income taxes	155	158	492	481
Provision for income taxes	43	41	148	132
Net income	$112	$117	$344	$349

Net income per share - Basic	$0.93	$0.97	$2.84	$2.86
Net income per share - Diluted	$0.92	$0.95	$2.82	$2.84

Weighted average number of shares outstanding - Basic	121	121	121	122
Weighted average number of shares outstanding - Diluted	122	123	122	123

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$589	$665
Accounts receivable, net	381	319
Inventories	722	668
Deferred taxes	34	55
Other	79	86
Total current assets	1,805	1,793

Property, plant and equipment:
Land	56	51
Buildings and improvements	817	764
Machinery and equipment	998	888
Construction in progress	77	120
Less - accumulated depreciation	(1,131)	(1,060)
Property, plant and equipment, net	817	763

Goodwill, net	689	466
Intangibles, net	289	159
Other	94	100
Total assets	$3,694	$3,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$373	$221
Accounts payable	144	143
Payroll	65	67
Income taxes	18	34
Other	77	73
Total current liabilities	677	538

Long-term debt	300	300
Pension and post-retirement benefits	141	143
Deferred taxes	61	22
Other	74	79
Total liabilities	1,253	1,082

Stockholders’ equity:
Common stock	202	202
Capital in excess of par value	264	225
Common stock in treasury	(2,250)	(2,165)
Retained earnings	4,178	3,907
Accumulated other comprehensive income	47	30
Total stockholders’ equity	2,441	2,199

Total liabilities and stockholders’ equity	$3,694	$3,281

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$344	$349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101	79
Deferred income taxes	23	4
Stock-based compensation expense	13	13
Other	(5)	—
Changes in operating assets and liabilities:
Accounts receivable	(38)	(46)
Inventories	(43)	(45)
Accounts payable	(6)	6
Income taxes	(17)	(2)
Other, net	7	15
Net cash provided by operating activities	379	373

Cash flows from investing activities:
Capital expenditures	(89)	(73)
Purchases of short-term investments	(77)	(29)
Proceeds from sales of short-term investments	81	20
Acquisitions of businesses, net of cash acquired	(389)	(75)
Other, net	(6)	(1)
Net cash used in investing activities	(480)	(158)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	152	29
Dividends	(73)	(65)
Share repurchases	(99)	(134)
Proceeds from exercise of stock options	31	27
Excess tax benefits from stock-based payments	10	5
Net cash provided by/(used in) financing activities	21	(138)

Effect of exchange rate changes on cash	4	(3)
Net change in cash and cash equivalents	(76)	74
Cash and cash equivalents at January 1	665	569
Cash and cash equivalents at September 30	$589	$643

Free cash flow(1)	$290	$300

(1) Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	September 30, 2012
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research Chemicals	(4)%	(6)%	1%	1%
SAFC	17%	(5)%	17%	5%
Total Customer Sales	2%	(6)%	6%	2%

	Nine Months Ended
	September 30, 2012
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research Chemicals	(1)%	(4)%	1%	2%
SAFC	16%	(4)%	15%	5%
Total Customer Sales	4%	(4)%	5%	3%

Business Unit Sales
(in millions)
	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012

Research Chemicals	$468	$441	$428	$—	$1,337
SAFC	197	223	211	—	631
Total Customer Sales	$665	$664	$639	$—	$1,968

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011

Research Chemicals	$452	$454	$446	$425	$1,777
SAFC	180	183	180	185	728
Total Customer Sales	$632	$637	$626	$610	$2,505

Income Statement Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Gross profit	50.7%	53.2%	51.8%	52.8%
S,G&A expenses	23.0%	24.3%	23.3%	23.8%
Acquisition transaction costs	—%	—%	0.2%	—%
Operating income	24.4%	25.6%	25.2%	25.7%
Net income	17.5%	18.7%	17.5%	18.4%

Effective tax rate	27.7%	25.9%	30.1%	27.4%

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reported net income	$112	$117	$0.92	$0.95
Restructuring costs	3	1	0.02	0.01
Adjusted net income	$115	$118	$0.94	$0.96

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reported net income	$344	$349	$2.82	$2.84
Acquisition transaction costs	4	—	0.03	—
Restructuring costs	6	5	0.05	0.04
Adjusted net income	$354	$354	$2.90	$2.88

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reported operating income	$156	$160	$495	$487
Acquisition transaction costs	—	—	5	—
Restructuring costs	4	3	8	8
Adjusted operating income	$160	$163	$508	$495

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reported operating income margin	24.4%	25.6%	25.2%	25.7%
Acquisition transaction costs	—%	—%	0.2%	—%
Restructuring costs	0.6%	0.4%	0.4%	0.4%
Adjusted operating income margin	25.0%	26.0%	25.8%	26.1%
Currency	1.9%	n/a	0.5%	n/a
Incremental amortization from recent acquisitions	0.6%	n/a	0.6%	n/a
Adjusted operating income margin before currency and incremental amortization	27.5%	26.0%	26.9%	26.1%

Reconciliation of Free Cash Flow
(in millions)

			Nine Months Ended
			September 30,
			2012	2011

Net cash provided by operating activities			$379	$373
Less: Capital expenditures			(89)	(73)
Free cash flow			$290	$300